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Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-137673

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 29, 2006)

U.S.$1,500,000,000

5.125% Global Notes Series QE due November 14, 2016

We will pay interest on the Notes semi-annually in arrears on May 14 and November 14 of each year, commencing May 14, 2007. We may not redeem the Notes prior to maturity unless certain events occur involving Canadian taxation.

We will make all payments of principal and interest on the Notes in U.S. dollars. We will make all such payments without deduction for, or on account of, taxes imposed or levied by or within Canada, subject to the exceptions described in this prospectus supplement.

We are offering to sell the Notes in North America, Europe and Asia in places where sales are permitted.

We have undertaken to the underwriters to use all reasonable efforts to have the Notes admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved and settlement of the Notes is not conditional on obtaining the listing.

	Per Note	Total
Price to public(1)	99.598%	U.S.$1,493,970,000
Underwriting discounts and commissions	.25%	U.S.$3,750,000
Proceeds, before expenses, to Québec(1)	99.348%	U.S.$1,490,220,000

(1)
Plus accrued interest from November 14, 2006, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Notes, in book-entry form, will be made through The Depository Trust Company, Clearstream, Luxembourg and Euroclear on or about November 14, 2006.

CIBC World Markets           Citigroup           Deutsche Bank Securities           Merrill Lynch & Co.

National Bank Financial             RBC Capital Markets             Scotia Capital             TD Securities

JPMorgan       Casgrain & Company (USA) Limited       ABN AMRO       BMO Capital Markets

BNP PARIBAS                          HSBC                           Mitsubishi UFJ Securities International plc

The date of this prospectus supplement is November 7, 2006.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Please note that in this prospectus supplement, references to "we", "our" and "us" refer to Québec and all references to the "European Economic Area", or "EEA", are to the Member States of the European Union together with Iceland, Norway and Liechtenstein.

NOTICE REGARDING OFFERS IN THE EEA

If and to the extent that this prospectus supplement is communicated in, or the offer of the Notes to which it relates is made in, any EEA Member State that has implemented the Prospectus Directive (2003/71/EC) (a "Relevant Member State") (together with any applicable implementing measures in each Relevant Member State, the "Prospectus Directive"), this prospectus supplement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Relevant Member State.

This prospectus supplement has been prepared on the basis that all offers of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of the Notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the Notes which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for Québec or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither Québec nor the underwriters have authorized, nor do they authorize, the making of any offer of the Notes in circumstances in which an obligation arises for Québec or the underwriters to publish a prospectus or supplement a prospectus for such offer.

This is not a prospectus under the Prospectus Directive but an advertisement as defined in the Prospectus Directive and investors in the EEA should not subscribe for or purchase Notes once admitted to trading on the London Stock Exchange plc's regulated market except on the basis of information in the Listing Prospectus (as defined below). Québec intends to file a single prospectus (the "Listing Prospectus") pursuant to Section 5.3 of the Prospectus Directive with the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 as amended for the purpose of having the Notes admitted to trading on the London Stock Exchange plc's regulated market as soon as possible after closing of this issue. Once approved, the Listing Prospectus will be published in accordance with the Prospectus Directive and investors will be able to view the Listing Prospectus on the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/engb/pricesnews/marketnews/ under the name of Quebec and the headline "Publication of Prospectus" and investors shall be able to obtain copies without charge from the office of Deutsche Bank AG, London Branch, Winchester House, 1 Great Winchester Street, London EC2N 2DB and from the office of the Direction du financement des organismes publics et de la documentation financière, at the Ministère des Finances at 12, rue Saint-Louis, Québec, Québec, Canada G1R 5L3.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with the issue of the Notes, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or persons acting on its behalf) may over-allot Notes (provided that the aggregate principal amount of Notes allotted does not exceed 105 percent of the aggregate principal amount of the Notes) or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that Merrill Lynch, Pierce, Fenner & Smith Incorporated (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. Québec has not authorized anyone else to provide you with different information. Québec is not offering to sell or soliciting offers to buy any securities other than the Notes offered under this prospectus supplement, nor is Québec offering to sell or soliciting offers to buy the Notes in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement.

Québec is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of Notes. Québec confirms that:

  •
  the information contained in this prospectus supplement is true and correct in all material respects and is not misleading;

  •
  it has not omitted other facts the omission of which makes this prospectus supplement as a whole misleading; and

  •
  it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. On November 7, 2006, the noon spot exchange rate for U.S. dollars as reported by the Bank of Canada, expressed in Canadian dollars, was $1.1277.

DOCUMENTS INCORPORATED BY REFERENCE

The accompanying prospectus incorporates by reference Québec's Annual Report on Form 18-K for the fiscal year ended March 31, 2006 and the amendments to that report filed through the date of this prospectus supplement, in addition to all future annual reports and amendments to annual reports, and any other information we file with the Securities and Exchange Commission (the "Commission") pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the Notes. See "Where You Can Find More Information" in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. Statements that are not historical facts, including statements about Québec's beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Québec undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Québec cautions you that actual results may differ materially from those contained in any forward-looking statements.

SUMMARY

This summary must be read as an introduction to this prospectus supplement and the accompanying prospectus and any decision to invest in the Notes should be based on a consideration of this prospectus supplement and the accompanying prospectus as a whole, including the documents incorporated by reference.

Essential Characteristics of the Issuer

In this Summary, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. "Fiscal 2007" and "2006-2007" refer to the fiscal year ended March 31, 2007, and unless otherwise indicated, "2005" means the calendar year ended December 31, 2005. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this prospectus supplement are due to rounding.

Québec is one of the ten provinces of Canada. Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.6 million, representing 23.5% of the population of Canada, as of July 2006).

Québec has a modern, developed economy, in which the service sector contributed 71.0%, the manufacturing industry 20.9%, the construction industry 5.7% and the primary sector 2.4% of real GDP at basic prices in chained 1997 dollars in 2005. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting), food products, transportation equipment products (including aircraft and motor vehicles and associated parts), petroleum and coal products, paper products, chemical products and wood products. Québec also has significant hydroelectric resources, generating approximately 30% of the electricity produced in Canada in 2005.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada's second largest urban area as measured by population. Montréal is also Canada's largest port, situated on the St. Lawrence River, which provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

Québec and Canada share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging from 16% to 24% in three tax brackets. Companies in Québec are subject to provincial taxes on profits, capital and payroll. Québec's other major source of revenue other than taxes are transfer payments from the federal government.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the "Constitution").

Under the Constitution, each provincial government has exclusive authority to raise revenue through direct taxation within its territorial limits, each provincial government also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, to regulate all other matters of a purely local or private nature in its province, and to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The Parti Québécois, which has as one of its principal objectives the sovereignty of Québec, formed the Government from September 1994 to April 14, 2003. During its terms in office, the Parti Québécois tabled in the National Assembly a Bill entitled An Act respecting the future of Québec (the "Act") which provided that upon receipt of a favourable vote in a referendum, the Act would be enacted and Québec would proclaim its sovereignty following a formal offer to Canada of a treaty of economic and political partnership. In October 1995, a slight majority of Québec citizens (50.6%) voted against the Act. The Québec Liberal Party, a federalist party, won the last general election on April 14, 2003, and currently forms the Government with 73 out of 125 seats in the National Assembly. With regard to the constitutional issue, the Québec Liberal Party pursues a policy which emphasises the values of Canadian federalism. In particular, its platform is focused on strengthening Québec's place within the federation, on forming new alliances with the other provinces, and on promoting inter-governmental cooperation. The next general election must be called no later than April 2008.

The Supreme Court of Canada decided in August 1998, on a reference from the federal government in which Québec did not participate, that (i) under the Constitution, Québec may not secede from Canada unilaterally without negotiation with the other parties in the Canadian Confederation within the existing constitutional framework; (ii) under international law, Québec has no right to secede unilaterally from Canada; (iii) nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of a desire to pursue secession would oblige the other provinces and the federal government to negotiate in accordance with constitutional principles, and Québec would also have to negotiate in accordance with such principles; and (iv) if Québec were to so negotiate but face unreasonable intransigence from the other parties, it would be more likely to be recognised than if it did not itself act according to constitutional principles in the negotiations.

Public Finances

The Minister of Finance is responsible for the general administration of Québec's finances. The Financial Administration Act, the Balanced Budget Act and the Act to establish a budgetary surplus reserve fund govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration. The Balanced Budget Act is designed to ensure that over time and on a cumulative basis the Government maintains budgetary balance.

All revenues and monies over which the Parliament has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated organizations are published at the beginning of each fiscal year.

Summary Statistics

Economy

	2001	2002	2003	2004	2005
	(dollar amounts in millions)
GDP at current market prices	$231,624	$241,695	$252,507	$265,652	$275,914
% change — GDP in chained 1997 dollars(1)	1.5%	2.6%	1.9%	2.6%	2.2%
Personal income	$194,499	$199,561	$208,473	$217,452	$226,218
Capital expenditures	$37,559	$40,743	$43,485	$49,767	$50,275
International exports of goods	$70,819	$68,246	$64,228	$68,563	$70,958
Population at July 1 (in thousands)	7,397	7,446	7,495	7,549	7,598
Unemployment rate	8.8%	8.6%	9.1%	8.5%	8.3%
Consumer Price Index — % change	2.4%	2.0%	2.5%	1.9%	2.3%
Average exchange rate (US$ per C$)	0.65	0.64	0.71	0.77	0.83

(1)
Adjusted for the effects of inflation in the currency from year to year.

Sources: Statistics Canada and Institut de la Statistique du Québec.

Consolidated Financial Transactions(1)

	Fiscal year ending March 31
	2003	2004	2005	2006	Forecast(2) 2007
	(dollar amounts in millions)
Consolidated Revenue Fund:
Own-source revenue before exceptional losses of SGF(3)(4)	$40,748	$42,278	$44,381	$45,743	$47,450
Federal transfers	8,932	9,370	9,229	9,969	10,913

Total revenue	49,680	51,648	53,610	55,712	58,363

Program spending	(43,865)	(45,339)	(47,656)	(49,230)	(51,174)
Debt service	(6,583)	(6,655)	(6,853)	(6,874)	(7,205)

Total expenditure	(50,448)	(51,994)	(54,509)	(56,104)	(58,379)

Net results of Consolidated Revenue Fund	(768)	(346)	(899)	(392)	(16)
Net results of consolidated organizations	379	346	235	429	37

Budgetary Balance before exceptional losses of SGF	(389)	0	(664)	37	21
Exceptional losses of SGF	(339)	(358)	—	—	—

Budgetary Balance for the purposes of the Balanced Budget Act	(728)	(358)	(664)	37	21
Net results of Generations Fund(5)	—	—	—	—	579

Consolidated budget balance(6)	(728)	(358)	(664)	37	600

Consolidated non-budgetary transactions	(909)	(1,108)	246	(246)	(1,972)

Consolidated net financial requirements	$(1,637)	$(1,466)	$(418)	$(209)	$(1,372)

(1)
The categories set forth above reflect the presentation of the 2006-2007 Budget.

(2)
According to the Update on Québec's Economic and Financial Situation tabled on October 24, 2006.

(3)
In Fiscal 2003 provincial own-source revenue includes a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail ("CSST"), the functions of which were transferred to a trust fund effective as of January 2003.

(4)
In December 2003, the Government decided to separate the insurance mission of the Société de l'assurance automobile du Québec ("SAAQ") from its other mandates. Accordingly, funds collected for this mission now constitute a trust separate from the amounts collected for other activities. Legislation was enacted by the National Assembly in December 2004. This legislation entails the transfer of the insurance mission patrimony constituted as at December 31, 2003 to a trust fund, the Fonds d'assurance automobile du Québec, on January 1, 2004. In return, the trust assumed almost all of the SAAQ's liabilities as at December 31, 2003. Since this trust fund is not included in the Government's reporting entity, the Government wrote off its negative investment of $412 million in the SAAQ on January 1, 2004. The net impact of this change was to increase revenue by $160 million, considering the SAAQ's $252 million deficit for the period from April 1, 2003 to December 31, 2003.

(5)
The Generations Fund has been established by An Act to reduce the debt and establish the Generations Fund (the "Generations Act") and is a separate entity from the Consolidated Revenue Fund. The Generations Act enshrines the fund as a permanent tool for reducing the debt burden. In additional, the Generations Act stipulates that the monies accumulated in the Generations Fund can be applied only to debt retirement.

(6)
The consolidated budgetary balance for Fiscal 2005 included a budgetary surplus of $9 million before a provision of $673 million for pay equity charged to program spending. With this provision, covering the period from November 21, 2001 to March 31, 2005, the budgetary deficit amounted to $664 million. For Fiscal 2006 and Fiscal 2007, the provision for pay equity charged to program spending amounts to $498 million and $533 million, respectively.

Funded Debt of Public Sector

	As of March 31
	2002	2003	2004	2005	2006
	(dollar amounts in millions)
Government Funded Debt
Borrowings — Government	$65,466	$71,206	$72,399	$77,930	$81,969
Borrowings — to finance Government Enterprises	5,034	3,965	3,253	3,260	2,714
Borrowings — to finance Municipal Bodies	2,918	2,874	2,802	2,799	2,604
Government Guaranteed Debt(1)	40,697	40,680	40,013	40,600	41,946
Municipal Sector Debt	13,598	13,463	14,317	14,239	15,669
Other Institutions	5,312	5,394	5,097	4,663	3,799

Public Sector Funded Debt(2)	$133,025	$137,582	$137,881	$143,491	$148,701

Per capita ($)	$17,984	$18,477	$18,399	$19,010	$19,571
As a percentage of(3)
GDP	57.4%	56.9%	54.6%	54.0%	53.9%
Personal income	68.4%	68.9%	66.1%	66.0%	65.7%

(1)
Represents mainly debt of Hydro-Québec.

(2)
Canadian dollar equivalent on the dates indicated for loans in foreign currencies after currency swap agreements and foreign exchange forward contracts.

(3)
Percentages are based upon the prior calendar year's GDP and Personal Income.

Essential Characteristics and Risks Associated with the Notes.

Issuer	Québec.
Securities Offered	U.S.$1,500,000,000 aggregate principal amount of 5.125% Global Notes Series QE due November 14, 2016.
Maturity Date	November 14, 2016.
Interest Payment Dates	We will pay you interest in two equal semi-annual installments on May 14 and November 14 of each year, commencing on May 14, 2007.
Interest Rate
5.125% per year. Whenever it is necessary to compute any amount of interest in respect of the Notes other than with respect to regular semi-annual payments, we will calculate such interest on the basis of a 360-day year consisting of twelve 30-day months.
Redemption	We may not redeem the Notes prior to maturity, unless certain events occur involving Canadian taxation. See "Description of Notes — Maturity, Redemption and Purchases".
Markets	We are offering to sell the Notes in North America, Europe and Asia in places where sales are permitted. See "Underwriting".
Listing and Admission to Trading
We have undertaken to the underwriters to use all reasonable efforts to have the Notes admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved and settlement of the Notes is not conditional on obtaining the listing.
Form and Settlement
We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company ("DTC"). The Notes will be recorded in a Register held by Deutsche Bank Trust Company Americas, as Registrar. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the Fiscal Agency Agreement. Notes will only be sold in denominations of U.S.$1,000 and integral multiples thereof. See "Description of Notes — Form, Denomination and Registration".
Withholding Tax
Principal of and interest on the Notes are payable by us without withholding or deduction for Canadian withholding taxes to the extent permitted under applicable law, as set forth in this prospectus supplement.
Status of the Notes
The Notes will be direct and unconditional obligations of Québec for the payment and performance of which the full faith and credit of Québec will be pledged and will not be secured. The Notes will rank equally among themselves and with all notes, debentures or other similar debt securities issued by Québec and outstanding at the date hereof or in the future.

Events of Default
An event of default will occur if Québec does not pay the principal of, or premium, interest or additional amounts on, the Notes or Coupons as and when the same become due and payable and such default continues for 45 days. An event of default will also occur if Québec does not pay any principal of, or premium, interest or additional amounts on, any indebtedness (direct or under a guarantee) for borrowed money of Québec exceeding U.S.$50,000,000 (or its equivalent in other currencies) in aggregate nominal amount, other than the Notes, as and when the same becomes due and payable and such default continues for a period of 45 days. An event of default will occur if Québec does not duly perform or observe any covenant or agreement contained in the Notes (other than the payment of principal, premium, interest or additional amounts) or in the Fiscal Agency Agreement and such default continues for a period of 60 days.
Negative Pledge	The terms of the Notes will not contain a negative pledge.
Prescription	Under current Québec law, each Note will become void unless presented for payment of principal or interest within three years of the due date for payment.
Immunity
Québec has waived any immunity for service of process on the Delegate General of Québec in New York and any immunity from jurisdiction of any court to which it might otherwise be entitled based upon the Notes. In enforcing a foreign judgment in foreign currency, a Québec court will convert into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered.

Québec enjoys no immunity under Québec law from suit or judgment, irrespective of whether a party to the action is the holder of the Notes, is or is not a resident within Québec or is or is not a citizen of Canada. Although any judgment obtained in an action brought in the courts of Québec against Québec may not be enforced by execution, applicable statutes provide that whenever Québec is condemned by a judgment that has become definitive to pay a sum of money, the Ministre des Finances, after having received a certified copy of the judgment, shall pay the amount due out of the money at his or her disposal for that purpose or, failing that, out of the Consolidated Revenue Fund of Québec.
Governing Law	Québec law and Canadian law applicable in Québec.
CUSIP	748148 RS 4
Common Code	027508308
ISIN Code	US748148RS48

QUÉBEC

The information set forth below does not purport to be complete and supplements, and is qualified in its entirety by, the more detailed information contained in Québec's Annual Report on Form 18-K for the fiscal year ended March 31, 2006 as amended and the other documents incorporated by reference in the accompanying prospectus. See "Documents Incorporated By Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

Recent Economic Developments in 2006

The following table shows the changes in the main economic indicators for Canada and Québec for 2006 through the latest month reported over the comparable period in 2005:

	Latest period Reported	Percentage Changes for 2006 Through Latest Period Reported Over Comparable Period in 2005(1)
		Canada	Québec
GDP:
At current market prices	2nd quarter	6.4	4.4
In chained 1997 dollars	2nd quarter	3.0	1.7
Merchandise exports (1997 prices)	August	2.7	1,1
Retail trade	August	6.4	4.4
Housing starts	September	3.5	(8.6)
Value of manufacturers' shipments	August	0.7	3.5
Employment	October	1.9	1.3
Consumer Price Index	September	2.3	1.9

	Latest Month Reported	Percentage of Labor Force
		Canada	Québec
Unemployment rate	October	6.2	7.7

(1)
Seasonally adjusted average of months available except for Consumer Price Index.

Sources: Statistics Canada, Canada Mortgage and Housing Corporation and the Institut de la statistique du Québec.

Economic Assumptions included in the 2006-2007 Budget for the Years 2006 and 2007

The forecast revenues and expenditures set forth in the October update to the 2006-2007 Budget reflect the following assumptions regarding the economy of Québec for 2006 and 2007. The forecast Consolidated Financial Transactions are set forth on page S-9 of this prospectus supplement.

	2005(1)	2006	2007
	Percentage Change over 2004	Percentage Change over 2005	Percentage Change over 2006
GDP:
At current market prices	3.9	4.4	4.4
In chained 1997 dollars	2.2	2.0	2.0
Personal income	4.0	4.5	5.1
Business non-residential capital expenditures (1997 prices)	1.7	7.1	2.7
Exports (1997 prices)	2.5	2.7	3.9
Consumer expenditures	5.5	5.0	4.8
Labor force	0.7	1.2	1.2
Employment	1.0	1.3	1.3
	Average Rate	Average Rate	Average Rate
Unemployment rate	8.3	8.1	8.0

Source: Ministère des Finances du Québec.

Note: Economic assumptions, such as those included in the table above and in Québec's annual report on Form 18-K, and all amendments to that report, incorporated by reference in this prospectus supplement, are developed by Québec for and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

(1)
Observed rates.

USE OF PROCEEDS

The net proceeds of the issue, being approximately U.S.$1,489,902,070 (after deduction of our estimated expenses of U.S.$317,930), will be added to the Consolidated Revenue Fund of Québec and will be applied to the general expenses of Québec or advanced to the Financing Fund of Québec as permitted by law.

DESCRIPTION OF NOTES

This prospectus supplement describes the terms of the Notes in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Québec will issue the Notes under the Fiscal Agency Agreement (as defined below). The information contained in this section and in the accompanying prospectus summarizes some of the terms of the Notes. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the Notes. Therefore, you should read the Fiscal Agency Agreement and the form of Notes in making your investment decision. Québec will file copies of these documents with the Commission and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

The Notes constitute a separate series of debt securities of Québec being offered by Québec from time to time. The portion of the Notes being offered by this prospectus supplement and the accompanying prospectus dated September 29, 2006 to be sold in the United States was registered under Registration Statement No. 333-137673 which Québec has filed with the Commission under the United States Securities Act of 1933, as amended (the "Securities Act").

The Notes in the aggregate principal amount of U.S.$1,500,000,000 will be issued subject to a fiscal agency agreement to be dated as of November 14, 2006 (the "Fiscal Agency Agreement"), between Québec, Deutsche Bank Trust Company Americas, as fiscal agent, transfer agent, registrar and principal paying agent (in all such capacities, the "Registrar") and Deutsche Bank AG, London Branch, as London paying agent and London transfer agent (the "London Paying Agent and London Transfer Agent"). Such terms and conditions will be available to beneficial owners of Notes from Québec or the Registrar upon request. Holders of Notes will be bound by, and deemed to have notice of, the provisions contained in the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement will be available for inspection at and may be obtained, free of charge, from the offices of the London Paying Agent and London Transfer Agent, being at the date hereof at Winchester House, 1 Great Winchester Street, London EC2N 2DB, during the London Paying Agent and London Transfer Agent's normal business hours on any weekday. References to principal and interest in respect of the Notes shall be deemed also to refer to any Additional Amounts which may be payable as described below. See "Payment of Additional Amounts".

Form, Denomination and Registration

The Notes will be issued in the form of one or more fully registered global notes (the "Global Notes") registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), and held by Deutsche Bank Trust Company Americas, as custodian for DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC, the Euroclear System ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg") (collectively, the "clearing systems"). The clearing systems will be responsible for establishing and maintaining book-entry accounts for their participants having interests in the Notes. Beneficial owners of Notes will not, except in limited circumstances described herein, be entitled to receive Notes represented by physical certificates or to have Notes registered in their names, and will not be considered holders thereof under the Fiscal Agency Agreement. See "Certificated Notes". Subject to applicable law and the terms of the Fiscal Agency Agreement, Québec and the Registrar shall deem and treat registered holders of the Notes as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to, or on the order of, the registered holders shall be valid and shall discharge the liability of Québec and the Registrar on the Notes to the extent of the sum or sums so paid.

The Notes will only be sold in denominations of U.S.$1,000 and integral multiples thereof.

The Registrar will be responsible for (i) maintaining a record of the aggregate holdings of Notes; (ii) ensuring that payments of principal and interest in respect of the Notes received by the Registrar from Québec are duly credited to DTC; and (iii) transmitting to Québec any notices from beneficial owners of Notes. The Registrar will not impose any fees in respect of the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, beneficial owners of Notes may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such Notes are held with the clearing systems.

Interest

The Notes will bear interest from November 14, 2006 at a rate of 5.125% per annum, payable in two equal semi-annual installments, in arrears on May 14 and November 14. Interest on the Notes will cease to accrue on the date fixed for redemption or repayment unless, upon due presentation of the Notes, payment of principal is improperly withheld or refused.

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

Yield

The yield, 5.177%, is calculated as the semi-annual expected return based on the cash flows of the Notes assuming one continuous re-investment rate for periodic coupon payments. The yield is calculated at the issue date on the basis of the initial public offering price. It is not an indication of future yield.

Payments

Principal of, and interest and Additional Amounts (as defined below under "Payment of Additional Amounts"), if any, on, the Notes are payable by Québec in U.S. dollars to the person registered at the close of business on the relevant record date in the register held by the Registrar. With respect to Notes held by Cede & Co. for DTC participants, Euroclear and Clearstream, Luxembourg, payment will be made to beneficial owners in accordance with customary procedures established from time to time by DTC, Euroclear and Clearstream, Luxembourg. The Registrar will act as Québec's principal paying agent for the Notes pursuant to the Fiscal Agency Agreement.

If any date for payment in respect of any Note is not a Business Day in the applicable place of payment, the holder thereof shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, "Business Day" means a day on which banking institutions in The City of New York and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

Record Date

The record date for purposes of payments of principal and interest and Additional Amounts, if any, on the Notes will be as of 5:00 p.m., New York City time, on the fourteenth calendar day preceding the maturity date or any interest payment date, as applicable. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system.

Payment of Additional Amounts

The principal of, and interest on, the Notes will be paid to any holder, who as to Canada or any province, political subdivision or taxing authority therein or thereof, is a non-resident, without deduction for or on account of any present taxes or duties of whatsoever nature, imposed or levied by or within Canada, or any province, political subdivision or taxing authority therein or thereof. If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, Québec shall be required to withhold any taxes or duties from any payments due respectively under the Notes, Québec will pay such additional amounts (the "Additional Amounts") as may be necessary in order that every net payment of the principal of, and interest on, the Notes to any such holder will be not less than the amount provided for in the Notes. Québec shall not, however, be obliged to pay such Additional Amounts on account of any such taxes or duties to which any holder is subject otherwise than by reason of his ownership of Notes or the receipt of income therefrom or which become payable as a result of any Note being presented for payment on a date more than ten days after the date on which the same becomes due and payable, or the date on which payment thereof is duly provided for, whichever is later. In addition, Québec also shall not be obliged to pay any Additional Amounts where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive or presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a Member State of the European Union.

Maturity, Redemption and Purchases

Unless previously redeemed for tax reasons as provided below, or purchased, the principal amount of the Notes shall be due and payable on November 14, 2016.

If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof (other than Québec) or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after the date of this prospectus supplement, it is determined by Québec that it would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as described under "Payment of Additional Amounts", the Notes may be redeemed in whole but not in part at the option of Québec on not less than 30 nor more than 45 days' published notice in accordance with "Notices" as provided in the accompanying prospectus, at the principal amount thereof together with accrued interest.

Québec may, if not in default under the Notes, purchase Notes at any time, in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of Notes alike.

Certificated Notes

Notes represented by a Global Note are exchangeable for Notes represented by fully registered physical certificates ("Certificated Notes") of like tenor and of an equal aggregate principal amount as the Global Note in denominations of U.S.$1,000 or any integral multiples thereof (i) if the relevant depositary notifies Québec that it is unwilling or unable to continue as depositary for the Global Note or ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered and a successor depositary is not appointed by Québec within 90 days after receiving the notice or becoming aware that the depositary is no longer so registered; (ii) if Québec, in its discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by the depositary to the fiscal agent, acting on direct or indirect instructions of a holder or any beneficial owner of an interest in the Global Note, after an event of default entitling the holder to accelerate the stated maturity of the Global Note has occurred and is continuing, or, if the depositary does not promptly make that request, then any beneficial owner of an interest in the Global Note will be entitled to make that request to the fiscal agent. Québec acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note as contemplated above, then an owner of a beneficial interest will be entitled to pursue any remedy under the fiscal agency agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner's interest in the Global Note as if Certificated Notes had been issued.

If and for so long as the Notes are listed on the London Stock Exchange and if the rules of such stock exchange on which the Notes are listed so require, we have agreed to appoint and maintain a paying agent and transfer agent in London to act on our behalf. Québec will also ensure that, to the extent possible, it maintains a paying agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other law implementing or complying with, or introduced in order to conform to, such Directive. Payments of interest on fully registered Notes in certificated form will be made by the Registrar in accordance with the Fiscal Agency Agreement. Fully registered Notes in certificated form may be surrendered at the office of the London paying agent for payment of principal at maturity or on the date fixed for redemption.

Modification

The Fiscal Agency Agreement will contain provisions for convening meetings of registered holders of Notes to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement (except as provided in the accompanying prospectus) and the Notes (including the terms and conditions thereof) or waive future compliance therewith or past default thereon by Québec. An Extraordinary Resolution duly passed at any such meeting shall be binding on all holders of Notes, whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Notes may, without the consent of the holder of each such Note affected thereby: (a) change the stated maturity of any such Note; (b) reduce the principal amount of or rate of interest on any such Note; (c) change the currency of payment of any such Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Note; (e) reduce the percentage of the holders of Notes necessary to modify or amend the Fiscal Agency Agreement or the terms and conditions of the Notes or reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Notes; or (f) reduce the percentage of outstanding Notes necessary to waive any future compliance or past default.

The term "Extraordinary Resolution" will be defined in the Fiscal Agency Agreement as a resolution passed at a meeting of holders of Notes by the affirmative vote of the holders of not less than 66 2/3% of the principal amount of Notes represented at the meeting in person or by proxy or as an instrument in writing signed by the holders of not less than 66 2/3% in principal amount of the outstanding Notes. The quorum at any such meeting for passing an Extraordinary Resolution will be two or more persons holding or representing at least a majority in principal amount of the Notes at the time outstanding, or at any adjourned meeting called by Québec or the Registrar, two or more persons being or representing holders of Notes whatever the principal amount of the Notes so held or represented.

Events of Default

In the event that (a) Québec shall default in the payment of the principal amount of, interest or Additional Amounts, if any, on, the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days or (b) default shall be made in the due performance or observance by Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or the Fiscal Agency Agreement, and such default shall continue for a period of 60 days or (c) Québec shall default in the payment of any principal of, interest or additional amounts, if any, on, any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default, the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Québec at Ministère des Finances, c/o Direction des services post-marchés, 8, rue Cook, Québec, Québec, Canada G1R 0A4, a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the Global Notes which represent such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the fifteenth day after delivery of such notice, or, in the cases falling within (b) above, on the thirtieth day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Prescription

Under current Québec law, each Note will become void unless presented for payment of principal or interest within three years of the due date for payment.

Negative Pledge

The terms of the Notes will not contain a negative pledge provision.

Clearing and Settlement

Links have been established among DTC, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the Notes and cross-market transfers of the Notes associated with secondary market trading. DTC will be linked indirectly to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries. At the time of the initial settlement, the Notes will be represented by one or more fully registered Global Notes without interest coupons which will not be exchangeable for fully registered physical certificates representing individual Notes. The Global Notes will be held by Deutsche Bank Trust Company Americas, as custodian for DTC, will be issued in registered form in the name of DTC's nominee, Cede & Co., and beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

Information regarding DTC is set forth under "Description of the Securities — Book-Entry System" and under " — Clearing and Settlement" and information regarding Clearstream, Luxembourg and Euroclear is set forth under "Description of the Securities — Clearing and Settlement" in the accompanying prospectus.

TAX MATTERS

This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder and no representation with respect to the consequences to any particular holder is made. Therefore, you should consult your own tax advisors for advice regarding your individual circumstances.

Canadian Federal Income Taxation

In the respective opinions of Desjardins Ducharme L.L.P., Canadian counsel for Québec, and Ogilvy Renault LLP, Canadian counsel for the underwriters, the following summary fairly describes the main Canadian federal income tax consequences applicable to you if you invest, as initial purchaser, in the Notes and, for purposes of the Income Tax Act (Canada) (the "Act"), you hold them as capital property. This summary is based on the relevant provisions of the Act and the Regulations thereunder and counsel's understanding of the administrative practices of the Canada Revenue Agency. It assumes that the specific proposals to amend the Act and the Regulations publicly announced by the Minister of Finance of Canada prior to the date of this prospectus supplement are enacted in their present form, but the Act or the Regulations may not be amended as proposed or at all. This summary does not address provincial, territorial or foreign income tax considerations. Changes in the law or administrative practices or future court decisions may affect your tax treatment.

Canadian Residents

The following discussion is applicable to a holder who, for purposes of the Act, is a resident of Canada and is not a financial institution as defined in Section 142.2 of the Act.

Interest Payments.    A holder that is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year all interest that accrues to it on a Note to the end of the year or became receivable or was received by it before the end of the year, to the extent that it was not included in computing its income for a preceding year.

A holder (other than a holder referred to in the previous paragraph) will be required to include in computing its income for a taxation year all interest on a Note that is received or receivable by the holder in a year (depending upon the method regularly followed by the holder in computing profit) to the extent that such interest was not included in computing its income for a preceding year. Notwithstanding the preceding rule, a holder (other than a holder referred to in the previous paragraph) who, in a taxation year, holds an interest in a Note on any anniversary day of its issue (as defined in the Act), shall include the interest that accrued to the holder to the end of that day with respect to the Note to the extent that such interest was not otherwise included in computing its income for the year or a preceding year.

Dispositions.    On a disposition or deemed disposition of a Note, including a redemption or purchase by Québec or a repayment by Québec upon maturity, a holder will generally be required to include in computing its income for the taxation year in which the disposition occurred all interest on the Note that has accrued to the holder from the last interest payment date to the extent that such interest has not otherwise been included in its income for the year or a preceding year.

In general, a disposition or deemed disposition of a Note will give rise to a capital gain (capital loss) equal to the amount by which the proceeds of disposition net of accrued interest and any costs of disposition exceed (are exceeded by) the adjusted cost basis of the Note to the holder. The amount of any capital loss otherwise determined may be limited in certain circumstances. Generally, one-half of a capital gain must be included in income as a taxable capital gain and one-half of a capital loss is an allowable capital loss. An allowable capital loss for a year normally may be deducted by the holder in computing income to the extent of any taxable capital gains for the year. Any allowable capital loss not deductible in the year may be deducted against taxable capital gains in computing taxable income for any of the three preceding years or any subsequent year (in accordance with the rules contained in the Act). Capital gains realized by an individual will be relevant in computing possible liability under the alternative minimum tax.

Eligibility for Investment.    The Notes are qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans (except for deferred profit sharing plans of Québec or of an employer not dealing at arm's length with Québec).

Non-Residents

The following comments are generally applicable to a holder that, for purposes of the Act, is not, and is not deemed to be, a resident of Canada during any taxation year in which it owned the Notes, does not use or hold, and is not deemed to use or hold, the Notes in or in the course of carrying on a business in Canada, is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Act (a "Non-Resident Holder").

Interest Payments.    A Non-Resident Holder will not be subject to tax (including withholding tax) under the Act on interest on the Notes.

Dispositions.    Gains realized on the disposition or deemed disposition of a Note by a Non-Resident Holder will not be subject to tax under the Act.

United States Taxation

The following discussion summarizes the material United States federal income tax consequences of the ownership of Notes and is the opinion of Sullivan & Cromwell LLP, special tax counsel to Québec. It deals only with Notes held as capital assets by United States Holders, as defined below, who purchase the Notes in the offering at the offering price. It does not address special classes of holders including: dealers in securities or currencies, traders in securities that elect to mark to market, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge, or are hedged against, currency or interest rate risks or that are part of a straddle or conversion transaction for tax purposes, or persons whose functional currency is not the U.S. dollar.

If you purchase the Notes at a price other than the offering price, amortizable bond premium or market discount rules may also apply. You should consult your tax advisor regarding this possibility. This discussion is based on the tax laws of the United States (including the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and administrative and judicial interpretations thereof) as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Before purchasing these Notes, please consult your own tax advisor concerning the consequences of owning these Notes in your particular circumstances under the code and the laws of any other taxing jurisdiction.

Payments of Interest

If you are a United States Holder, interest on your Note is ordinary income that you will recognize when you receive the interest or when the interest accrues, depending on your method of accounting for tax purposes. A "United States Holder" is a beneficial owner of a Note that is: a citizen or resident of the United States, a domestic corporation, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Interest paid by Québec on the Notes is income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States Holder. Under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007, with certain, will be "passive" or "financial services" income, while interest paid is taxable years beginning after December 31, 2006 will, depending on your circumstances, be "passive" or "general" income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

Purchase, Sale, Retirement and Other Disposition of the Notes

If you are a United States Holder, your tax basis in your Note generally will be its cost. If you sell or exchange your Note (or it is retired by Québec), you will generally recognize capital gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and your tax basis in the Note. Capital gain of a non-corporate United States Holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% if the holder has a holding period of greater than one year.

Backup Withholding and Information Reporting

  Payments of Principal and Interest

If you are a non-corporate United States Holder, information reporting requirements (on Internal Revenue Service Form 1099) generally will apply to payments of principal and interest on a Note within the United States (including payments made by wire transfer from outside the United States to an account you maintain in the United States).

Additionally, "backup withholding" will apply to such payments if you are a non corporate United States Holder that (i) fails to provide an accurate taxpayer identification number, (ii) is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or (iii) in certain circumstances, fails to comply with applicable certification requirements.

  Proceeds from the Sale of a Note

Payment of the proceeds from the sale of a Note to or through the United States office of a broker may be subject to information reporting and backup withholding. Payment of the proceeds from the sale of a Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting and backup holding may apply to such payments, however, if the broker is: a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership, if at any time during its tax year (i) one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or, (ii) such foreign partnership is engaged in a United States trade or business.

European Union Savings Directive

Pursuant to EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria will instead be required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of that transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

UNDERWRITING

Subject to the terms and conditions set forth in the Québec Underwriting Agreement Standard Provisions (Debt Securities), dated November 7, 2006, and the Terms Agreement, dated November 7, 2006, Québec has agreed to sell to the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative, the respective principal amounts of Notes set forth below.

Underwriter	Principal Amount
CIBC World Markets Corp.	U.S.$	277,500,000
Citigroup Global Markets Inc.		277,500,000
Deutsche Bank Securities Inc.		277,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		277,500,000
National Bank Financial Inc.		60,000,000
RBC Capital Markets Corporation		60,000,000
Scotia Capital (USA) Inc.		60,000,000
TD Securities (USA) LLC		60,000,000
J.P. Morgan Securities Limited		45,000,000
Casgrain & Company (USA) Limited		30,000,000
ABN AMRO Bank N.V.		15,000,000
Bank of Montreal, London Branch		15,000,000
BNP Paribas Securities Corp.		15,000,000
HSBC Securities (USA) Inc.		15,000,000
Mitsubishi UFJ Securities International plc		15,000,000

Total	U.S.$	1,500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated. Québec has undertaken to the underwriters in the underwriting agreement to use all reasonable efforts to have the Notes admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved and settlement of the Notes is not conditional on obtaining the listing.

The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement, and to selling group members at that price less a concession of .15% of the principal amount per Note. After the initial public offering, the public offering price and concession may be changed by the representative.

We estimate that our out-of-pocket expenses for this offering will be approximately U.S.$227,930, excluding a partial reimbursement of the underwriters' expenses estimated at U.S.$90,000. Save for the underwriting discount, so far as we are aware, no person involved in the issue of the Notes has a material interest in the offer.

The Notes are offered for sale in North America, Europe and Asia in places where it is legal to make such offers.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that, to the best knowledge and belief of such underwriter, will result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Québec except as set forth in the underwriting agreement.

Each of the underwriters severally represents and agrees that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue and sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Quebec; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant

Implementation Date") it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the Terms Agreement, to the public in that Relevant Member State other than:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural persons or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Notes shall require Québec or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression an "offer to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The offering of the Notes has not been registered with CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of this prospectus supplement, the accompanying prospectus or of any other documents relating to the Notes be distributed in the Republic of Italy, except:

  (a)
  to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended; or

  (b)
  in circumstances which are exempted from the rules on solicitation to the public at large (sollecitazione all'investimento), as defined in Article 1, first paragraph, of Legislative Decree No. 58 of February 24, 1998, as amended (the "Financial Services Act"), in accordance with Article 100 of the Financial Services Act and Article 33, first paragraph of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in the Republic of Italy under (a) or (b) above must be:

  (i)
  made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of September 1, 1993, as amended (the "Banking Act"); and

  (ii)
  in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics; and

  (iii)
  in compliance with any other applicable laws and regulations.

Each of the underwriters and Québec has represented and agreed, and each other Purchaser will be required to represent and agree, that it has not offered or sold and will not offer or sell, directly or indirectly, Notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus supplement, the accompanying prospectus or any other offering material relating to the Notes, and that such offers, sales and distributions have been and shall be made in France only to (i) providers of investment services relating to portfolio management for the account of third parties, and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, all defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier.

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan and offers and sales, direct or indirect, of Notes may not be made in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan available thereunder and in compliance with other relevant laws of Japan.

The Notes are a new issue of securities with no established trading market. Québec has been advised by the representative that one or more of the underwriters intend to make a market in the Notes, but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the Notes.

Québec has agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

In connection with the issue of the Notes, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or persons acting on its behalf) may over-allot Notes (provided that the aggregate principal amount of Notes allotted does not exceed 105 percent of the aggregate principal amount of the Notes) or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that Merrill Lynch, Pierce, Fenner & Smith Incorporated (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes.

In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with Québec.

Québec expects that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the 5th business day following the date hereof (this settlement cycle being referred to as "T + 5"). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade the Notes on the date hereof or the next business day will be required, by virtue of the fact that the Notes initially will settle in T + 5, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement. Purchasers of the Notes in other countries who wish to trade the Notes on the date hereof or on the next business day should consult their own advisor.

A prospectus and prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representative may agree to allocate Notes to underwriters for sale to their online brokerage account holders in the United States. Internet distributions will be allocated by the underwriters that make internet distributions on the same basis as other allocations. Merrill Lynch, Pierce, Fenner & Smith Incorporated uses electronic systems in connection with offers and sales and distributions of certain securities and may use such systems in this offering. Other than the accompanying prospectus and this prospectus supplement in electronic format, the information on the websites is not part of this prospectus supplement and the accompanying prospectus.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for Québec by Desjardins Ducharme L.L.P., and for the underwriters by Ogilvy Renault LLP. Certain matters of United States law are being passed upon by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters of Canadian and Québec law on the opinions of Ogilvy Renault LLP and Desjardins Ducharme L.L.P. Ogilvy Renault LLP and Desjardins Ducharme L.L.P. will rely as to all matters of New York law on the opinion of Sullivan & Cromwell LLP. Desjardins Ducharme L.L.P., Ogilvy Renault LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to Québec not connected with the offering of the Notes.

OFFICIAL STATEMENTS

The information set forth or incorporated by reference herein, except the information appearing under "Underwriting" in this prospectus supplement and under "Plan of Distribution" in the accompanying prospectus, was supplied by the Ministère des Finances du Québec, in its official capacity, duly authorized therefor.

GENERAL INFORMATION

Listing of the Notes

We have undertaken to the underwriters to use all reasonable efforts to have the Notes admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange as soon as possible after the closing of the issue.

Authorizations

The issue and terms of the Notes were authorized under a borrowing plan created by Order in Council No. 429-2006 adopted by the Gouvernement du Québec on May 24, 2006, as amended by Order in Council No. 961-2006 as of October 25, 2006, pursuant to the Financial Administration Act (Québec).

France

This prospectus supplement and the accompanying prospectus prepared in connection with the Notes have not been submitted to the clearance procedures of the Autorité des marches financiers.

Litigation and Arbitration Proceedings

Save as disclosed in the accompanying prospectus (on "Native Peoples" see page 7 of Exhibit 99.1 to Form 18-K filed on June 29, 2006; on "Taxes" see page 21 of Exhibit 99.1 to Form 18-K filed on June 29, 2006; on "Retirement Plans" see page 25 of Exhibit 99.1 to Form 18-K filed on June 29, 2006; on "Government Enterprises and Agencies" see pages 28 through 34 of Exhibit 99.1 to Form 18-K filed on June 29, 2006; on "Government Employees and Collective Unions" see page 23 of Exhibit 99.1 to Form 18-K filed on June 29, 2006 and Exhibit 99.6 to Form 18-K/A filed on October 10, 2006, referenced in "Documents Incorporated by Reference" on page S-5 of this prospectus supplement), Québec is not involved in any legal or arbitration proceedings which may have or have had during the past 12 months a significant effect on Québec's financial position, nor is Québec aware of any such proceedings pending or threatened.

No Material Adverse Change

Save as disclosed in the accompanying prospectus (including the documents incorporated by reference therein), there has been no material adverse change in the financial position or the prospects of Québec since March 31, 2006.

Clearance

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (Common Code 027508308, ISIN Code US748148RS48 and CUSIP 748148 RS 4). The address of DTC is 55 Water Street, New York, New York 10041-0099, United States of America, the address of Euroclear is 3 Boulevard du Roi Albert II, B.1210, Brussels, Belgium and the address of Clearstream, Luxembourg is 42 Avenue J.F. Kennedy, L-1855 Luxembourg.

Enforcing a foreign judgment in Québec

In enforcing a foreign judgment in foreign currency, a Québec court will convert into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered. There is no currency indemnity in the terms and conditions of the Notes to make an investor whole for any difference in the exchange rate between the date the foreign judgment became enforceable where it was made and the date of its enforcement by a Québec court.

QUÉBEC
Direction du financement des organismes publics et de la documentation financière
Ministère des Finances
12, rue Saint-Louis
Québec, Québec
Canada G1R 5L3
(Tel: (418) 643-8141)

UNDERWRITERS

CIBC World Markets Corp. 300 Madison Avenue, 5th Floor New York, N.Y. 10017 United States of America	Citigroup Global Markets Inc. 390 Greenwich Street New York, N.Y. 10013 United States of America	Deutsche Bank Securities Inc. 60 Wall Street New York, N.Y. 10005 United States of America	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center New York, N.Y. 10080 United States of America
National Bank Financial Inc. 65 East 55th Street, 31st Floor New York, N.Y. 10022 United States of America	RBC Capital Markets Corporation One Liberty Plaza, 2nd Floor 165 Broadway New York, N.Y. 10006-1404 United States of America	Scotia Capital (USA) Inc. One Liberty Plaza, 25th Floor 165 Broadway New York, N.Y. 10006 United States of America	TD Securities (USA) LLC 31 West 52nd Street, 18th Floor New York, N.Y. 10019 United States of America
J.P. Morgan Securities Limited 125 London Wall London EC2Y 5AJ United Kingdom	Casgrain & Company (USA) Limited 1200 McGill College Avenue, 21st Floor Montreal, QC H3B 4G7 Canada	ABN AMRO Bank N.V. 250 Bishopsgate London EC2M 4AA United Kingdom	Bank of Montreal, London Branch 95 Queen Victoria Street London EC4V 4HG United Kingdom

BNP Paribas Securities Corp. 787 Seventh Avenue New York, N.Y. 10019 United States of America	HSBC Securities (USA) Inc. 452 5th Avenue, 3rd Floor New York, N.Y. 10018 United States of America	Mitsubishi UFJ Securities International plc 6 Broadgate London EC2M 2AA United Kingdom

LEGAL ADVISORS

To Québec	To the underwriters
Desjardins Ducharme L.L.P.	Sullivan & Cromwell LLP
70, Dalhousie Street	125 Broad Street
Suite 300	New York, N.Y. 10004
Québec City, Québec	United States of America
Canada G1K 4B2
Ogilvy Renault LLP	Ogilvy Renault LLP
1981, avenue McGill College	38 Charterhouse Square
Bureau 1100	London EC1M 6EQ
Montréal, Québec	United Kingdom
Canada H3A 3C1

REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT

Deutsche Bank Trust Company Americas
60 Wall Street, 27th Floor
MS: NYC60-2710
New York, N.Y. 10005

LONDON PAYING AGENT AND LONDON TRANSFER AGENT

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

U.S. $3,500,000,000
Debt Securities
Warrants

This prospectus contains summaries of the general terms of these securities. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities or warrants unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2006.

Please note that in this prospectus, references to "we", "our" and "us" refer to Québec.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, amendments to annual reports and other information with the U.S. Securities and Exchange Commission ("SEC"). These reports include financial information about us and may be accompanied with exhibits.

You may read and copy any document we file with the SEC at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available through the SEC's website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us or the other source listed below.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 18-K for the year ended March 31, 2006; and

  •
  all amendments to our Annual Report on Form 18K/A for the year ended March 31, 2006 filed prior to the date of this prospectus.

We also incorporate by reference all our future annual reports and all amendments to annual reports, and any other information we file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the Securities. Each time we file a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following addresses:

•	Québec Ministère des Finances Direction du financement des organismes publics et de la documentation financière 12 rue Saint-Louis Québec, Québec Canada G1R 5L3;
Tel.: (418) 643-8141 Fax: (418) 643-4700

You should rely only on the information incorporated by reference or contained in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these Securities in any state where the offer is not permitted by the law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

QUÉBEC

The information set forth below is not complete and is qualified by the more detailed information contained in Québec's Annual Report on Form 18-K for the fiscal year ended March 31, 2006, and the other documents incorporated by reference in this prospectus.

Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.6 million, representing 23.5% of the population of Canada, as of April 2006).

Québec has a modern and developed economy. In 2005, the service sector contributed 71.0%, the manufacturing industry 20.9%, the construction industry 5.7% and the primary sector 2.4% of real GDP at basic prices in chained 1997 dollars. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting), food products, transportation equipment products (including aircraft and motor vehicles and associated parts), petroleum and coal products, paper products, chemical products and wood products. Québec also has significant hydroelectric resources, generating approximately 30% of the electricity produced in Canada in 2005.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada's second largest urban area as measured by population. Montréal is also Canada's largest port, situated on the St. Lawrence River, which provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement applicable to the Securities you are purchasing, which we refer to as the "prospectus supplement", we will:

  •
  add the net proceeds we receive from the sale of the Securities to the Consolidated Revenue Fund of Québec to be used for general purposes; or

  •
  partially or entirely credit such proceeds to the Financing Fund of Québec to be used for loans to public institutions or governmental enterprises and agencies.

DESCRIPTION OF THE SECURITIES

We may at various times offer Debt Securities and, jointly or separately, Warrants to purchase Debt Securities (collectively, the "Securities") in distinct series. This section summarizes the material terms of the Securities which are common to all series. It does not, however, describe every aspect of the Securities. If the terms described in this section or in the prospectus supplement differ from the terms described in the Securities (the form of which will be filed with the SEC), you should rely on the terms described in the Securities.

Debt Securities

The Debt Securities, when issued, will constitute valid, binding, unsecured and unconditional obligations of us. We pledge our full faith and credit for the payment and performance of the Debt Securities. The Debt Securities will rank equally among themselves and with all other debt securities issued by us and outstanding at the date of the issue of the Debt Securities or in the future. They will be payable as to principal, premium, if any, and interest in lawful money of the United States of America or in any other currency or currencies specified in the prospectus supplement. Debt Securities will be payable in The City of New York at the offices of Citibank, N.A., or in any other place specified in the prospectus supplement.

Information Specified in the Prospectus Supplement

The prospectus supplement will specify the following terms:

•	the terms of the Debt Securities, including, where applicable:
	—	the designation
	—	the aggregate principal amount
	—	the maturity date
	—	rate or rates of any interest
	—	any interest payment dates and the record dates for payment of principal and interest
	—	the currency or currencies of denomination and payment
	—	any index, price or formula to be used for determining the amount of any payment of principal, premium, if any, or interest
	—	the denominations
	—	any terms relating to the holding and transfer of Debt Securities
	—	any terms for redemption, exchange, repurchase or sinking funds
•	the names of and principal amounts to be purchased by any underwriters
•	the purchase price
•	any underwriting discounts and commissions
•	any other terms of the plan of distribution.

Form, Exchange and Transfer

Unless otherwise specified in the prospectus supplement, the Debt Securities will be in fully registered form only in specified denominations.

You may exchange your Debt Securities for other authorized denominations of the same series of equal aggregate principal amount. You may transfer and exchange your Debt Securities, free of charge, subject to any restrictions set forth below. Unless otherwise specified in the prospectus supplement, Citibank, N.A., which acts as fiscal agent and paying agent, will keep a register for the registration and transfer of Debt Securities.

Sinking Funds

If the prospectus supplement so indicates, we will agree, so long as any Debt Securities of a particular series are outstanding, to set aside, as a sinking fund for those Debt Securities on the dates set forth in the prospectus supplement, the Canadian dollar equivalent of the percentage of the principal amount of those Debt Securities indicated in the prospectus supplement. The funds so set aside will be invested in those Debt Securities, in direct or guaranteed obligations of Québec or in direct obligations of the Government of Canada, bonds of any municipality or school corporation in Québec, bonds issued by institutions which are fully subsidized by the Gouvernement du Québec or in other securities as may be determined by the Ministère des Finances.

The Debt Securities offered by this prospectus may include outstanding Debt Securities which are held in our sinking fund and are being resold by us or by government enterprises and agencies of Québec.

Domestic Debentures

The Debt Securities may be debentures denominated and payable in Canadian dollars which are offered and sold in Canada ("Domestic Debentures"). The prospectus supplement relating to Domestic Debentures will contain a description of the terms of such Domestic Debentures, which will be governed by, and construed in accordance with, the laws of Québec and the laws of Canada applicable therein.

Redemption

The prospectus supplement will indicate if the Debt Securities may be redeemed prior to their stated maturity.

Original Issue Discount Securities.

Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. We will describe in any prospectus supplement relating to original issue discount securities any special U.S. Federal income tax and other considerations applicable to those Debt Securities.

Transfers

Unless otherwise indicated in the prospectus supplement, transfers between participants within Euroclear and Clearstream, Luxembourg, and between Euroclear and Clearstream, Luxembourg participants, will be effected in accordance with procedures established for this purpose from time to time by Euroclear and Clearstream, Luxembourg. Debt Securities may be transferred between DTC participants in accordance with procedures established for this purpose from time to time by DTC.

Governing Law

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be governed by the laws of Québec and the laws of Canada applicable therein. We will irrevocably consent to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of, or in connection with, the fiscal agency agreement and the Debt Securities. Information regarding jurisdiction of courts is set forth under "Jurisdiction" in this prospectus.

Place of Delivery

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be delivered in The City of New York.

Modifications

Unless otherwise indicated in the prospectus supplement, the fiscal agency agreement and the Debt Securities may be amended by us and the fiscal agent without notice to or the consent of the holder of any Debt Security if the amendment:

  •
  cures an ambiguity;

  •
  cures, corrects or supplements any defective provisions contained in the fiscal agency agreement or in the Debt Securities; or

  •
  is considered by us acting on the advice of independent counsel, necessary or desirable and not inconsistent with the fiscal agency agreement or the Debt Securities, and will not, in our reasonable opinion (with the fiscal agent receiving an opinion of counsel satisfactory to it), adversely affect the interests of the holders of Debt Securities.

However, no modification to any Debt Security may, without the consent of the holder of that Debt Security:

  •
  change the stated maturity or interest payment date of that Debt Security;

  •
  reduce the principal amount of or the rate of interest on that Debt Security;

  •
  change the currency of payment of that Debt Security;

  •
  impair the right to institute suit for the enforcement of any payment on that Debt Security;

  •
  reduce the percentage of holders of Debt Securities necessary to modify or amend the fiscal agency agreement or the terms and conditions of that Debt Security; or

  •
  reduce the percentage of outstanding Debt Securities necessary to waive any future compliance or past default.

Notices

Unless otherwise indicated in the prospectus supplement, all notices to the holders of Debt Securities will be published in English in London, England in the Financial Times (if and for so long as the Debt Securities are admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange and the rules of the London Stock Exchange so require), in New York, New York in The Wall Street Journal, in Toronto, Ontario in The Globe & Mail and in French in Montréal, Québec in La Presse. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper or, if in Québec, a French language newspaper, with general circulation in the respective market regions as we, with the approval of the fiscal agent, shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

Further Issues

We shall be at liberty from time to time without the consent of the holders of the Debt Securities to create and issue further debt securities ranking equally in all respects (or in all respects save for the first payment of interest thereon), and such further debt securities shall be consolidated and form a single series with the outstanding Debt Securities. Any further debt securities forming a single series with the outstanding Debt Securities shall be issued with the benefit of, and subject to an agreement supplemental to, the fiscal agency agreement.

Book-Entry System

Unless otherwise specified in the prospectus supplement, the Debt Securities you purchase will be issued in the form of one or more fully registered global securities (each, a "Global Security"). Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") or any other depositary or depositaries identified in the prospectus supplement. These depositaries may include The Canadian Depository for Securities Limited, the Euroclear System or Clearstream Banking, société anonyme. A Global Security will be registered in the name of the relevant depositary or its nominee.

Except as described below, a Global Security may be transferred, in whole or in part, only to the relevant depositary or its nominee.

Upon the issuance of a Global Security, we expect that the relevant depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by that Global Security to the accounts of institutions that have accounts with the depositary ("Participants"). The accounts to be credited will be designated by the underwriters, dealers or agents, or by us, in the case of Debt Securities that we sell directly. Ownership of beneficial interests in that Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in that Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the relevant depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). Owners of beneficial interests in a Global Security may incur fees for the maintenance and operation of the book-entry system where that Global Security is held with DTC. The laws of some states require that some purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a Global Security.

Any payment of principal, premium or interest due on the Debt Securities on any interest payment date or at maturity will be made available by us to Citibank, N.A., as paying agent, or any other paying agent identified in the prospectus supplement, on that date. The paying agent will make those payments to the relevant depositary in accordance with existing arrangements between the paying agent and that depositary. We expect that the depositary, upon receipt of any payment of principal, premium or interest, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the depositary. We also expect that payments by Participants to owners of beneficial interests in the Global Security held through those Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of those Participants. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

So long as a depositary (or its nominee) is the registered owner of a Global Security, that depositary (or nominee) will be considered the sole owner and holder of the Debt Securities represented by that Global Security for all purposes of the Debt Securities. Except as provided below, or as may be specified in the prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by that Global Security registered in their names, will not be entitled to receive physical delivery of certificated Debt Securities in definitive form upon exchange or otherwise and will not be considered the owners or holders of any Debt Securities represented by a Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the relevant depositary and, if that person is not a Participant, on the procedures of the Participant through which that person holds its interest, to exercise any rights of a holder of Debt Securities. We understand that, under existing industry practice, if an owner of a beneficial interest in a Global Security desires to take any action the relevant depositary (or nominee) as the holder of that Global Security is entitled to take, the depositary would authorize the Participants to take that action, and the Participants would authorize beneficial owners owning through those Participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Except as otherwise set forth in the prospectus supplement, a Global Security may not be transferred except as a whole by the relevant depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or any other nominee of the depositary, or by the depositary or the nominee to another depositary or its nominee or to a successor of the depositary or a nominee of the successor. Debt Securities represented by a Global Security are exchangeable for certificated debt securities of like tenor and of an equal aggregate principal amount in denominations of U.S.$1,000 (or other minimum denomination specified in the prospectus supplement) and integral multiples of U.S.$1,000 only if:

  •
  the relevant depositary notifies us that it is unwilling or unable to continue as depositary for the Global Security, or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered, and we do not appoint a successor depositary within 90 days after receiving that notice or becoming aware that the depositary is no longer so registered;

  •
  we notify the fiscal agent that all the Debt Securities represented by a Global Security are to be exchanged for certificated debt securities;

  •
  upon request by one or more owners of beneficial interests in a Global Security after an event of default entitling the holders to accelerate the maturity of the related Debt Securities has occurred and is continuing; or

  •
  in other events as may be specified in the prospectus supplement.

Any Debt Security that is exchangeable pursuant to the preceding sentence is to be exchanged for certificated debt securities registered in the names that the relevant depositary shall direct. Certificated debt securities may be presented for registration of transfer or exchange at the office of the paying agent in The City of New York or any other place specified in the prospectus supplement, and principal, premium, if any, and interest will be payable at that office of the paying agent, provided that interest may be paid by check mailed to the registered holders of the Debt Securities to their addresses appearing in the security register.

Clearing and Settlement

Unless otherwise specified in the prospectus supplement, the clearing and settlement of Securities will be as follows:

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of Securities among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream, Luxembourg, Euroclear and DTC have advised us as follows:

Clearstream, Luxembourg.    Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream, Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides Clearstream, Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to Securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear.    Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Distributions of principal and interest with respect to Securities held through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear or Clearstream, Luxembourg participants in accordance with the relevant system's rules and procedures, to the extent received by such system's depositary.

DTC.    DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions, like transfers and pledges, among its Participants in those securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other types of organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. DTC agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The rules applicable to DTC and its Participants are on file with the SEC.

If depositaries other than DTC are appointed, additional information with respect to those depositaries will be set forth in the prospectus supplement.

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic United States dollar market will be followed for primary market purchasers which are participants in DTC, and Securities will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or Clearstream, Luxembourg participants, and Securities will be credited to their securities accounts on the business day following the settlement date against payment for value on the settlement date.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the U.S. Depositaries.

Because of time zone differences, credits of Securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Securities settled during such processing will be reported to the relevant Clearstream, Luxembourg Participants or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of Securities by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Canadian Taxes on Debt Securities

In the opinion of our counsel, Bélanger Sauvé, l.l.p., and of Ogilvy Renault LLP, Canadian counsel for the underwriters or agents, if any, there are no withholding taxes payable under the laws of Canada or of Québec with respect to any Debt Securities or premium, if any, or interest thereon except in the circumstances set forth below. Under the Income Tax Act (Canada) (the "Act"), if any part of the interest (including amounts deemed interest under the Act) payable on the Debt Securities is:

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  contingent or dependent upon the use of or production from property in Canada;

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  computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion; or

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  computed by reference to dividends paid or payable to shareholders of any class of shares of a corporation;

then interest payable on the Debt Securities will not be exempt from withholding taxes unless the Debt Securities are "prescribed obligations" for those purposes. A prescribed obligation is a debt obligation the terms of which provide for an adjustment to the amount payable under the obligation that is determined by reference to a change in the purchasing power of money, and on which no amount payable, other than that adjustment, is contingent or dependent upon or computed by reference to any of the criteria listed above.

There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Debt Securities or premium, if any, or interest thereon by an owner who is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Debt Securities in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Act.

There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Debt Securities or premium, if any, or interest thereon.

Warrants

We may issue, together with any Debt Securities offered by a prospectus supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of Warrants. That prospectus supplement will set forth:

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  the terms of the Debt Securities purchasable upon exercise of the Warrants;

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  the principal amount of Debt Securities purchasable upon exercise of one Warrant, the exercise price and the procedures for, and conditions to, exercise for purchasing those Debt Securities;

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  the dates on which the right to exercise the Warrants will commence and expire;

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  the date, if any, on and after which the Warrants and the related Debt Securities will be separately transferable; and

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  whether the Warrants represented by Warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered.

Unless otherwise indicated in the prospectus supplement, the Warrants will be governed by the laws of Québec and the laws of Canada applicable therein. Unless otherwise indicated in the prospectus supplement, the Warrants will be delivered in The City of New York.

JURISDICTION

We will appoint the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, N.Y. 10020-2102, as our authorized agent upon whom process may be served in any action based on the Securities which may be instituted in any State or Federal court in The City of New York by the holder of any Security, and will expressly waive any immunity to service of process regarding any action to which the Delegate General of Québec might otherwise be entitled. This appointment will be irrevocable until all amounts in respect of the Securities have been paid, except that, if for any reason the designated agent ceases to be able to act as the authorized agent or no longer has an address in The City of New York, we will appoint another person or persons in The City of New York as our authorized agent. We will expressly accept the non-exclusive jurisdiction of any court and will irrevocably waive, to the fullest extent permitted by applicable law, any immunity from the jurisdiction of any court to which it might otherwise be entitled in any action based upon the Securities.

We may be sued in the courts of Québec, and no applicable law requires the consent of any public official or authority for proceedings to be brought or judgment to be obtained against us arising out of or relating to obligations under the Securities. In addition, no immunity from suit is available to us in any action in those courts, irrespective of whether a party to the action or the holder of Securities is or is not resident within Québec or is or is not a citizen of Canada.

Although any judgment obtained in an action brought in the courts of Québec against us may not be enforced by execution, applicable statutes provide that whenever Québec is condemned by a judgment that has become definitive to pay a sum of money, the Ministre des Finances, after having received a certified copy of the judgment, shall pay the amount due out of the money at his or her disposal for that purpose or, failing that, out of the Consolidated Revenue Fund of Québec.

PLAN OF DISTRIBUTION

We may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at:

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  a fixed price or prices, which may be changed;

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  prices related to prevailing market prices; or

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  negotiated prices.

The distribution may be effected in the United States and/or in any one or more other jurisdictions where permitted by law, as specified in the prospectus supplement.

In connection with the sale of Securities, underwriters or agents may receive compensation from us or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). The prospectus supplement will identify these underwriters or agents, and will describe the compensation received from us.

Under agreements which we may enter into, dealers and agents who participate in the distribution of Securities may be entitled, and we have agreed that underwriters, if any, will be entitled, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

The prospectus supplement relating to Domestic Debentures will contain a description of the plan of distribution of those Domestic Debentures.

DEBT RECORD

Québec has paid the full face amount of the principal of and premium, if any, and interest on (a) every debt security issued or assumed by it, and (b) every indirect debt security on which it has been required to implement its guarantees, all promptly when due in the currency and in the country where payable, subject to any applicable laws and regulations forbidding trading with the enemy during wartime.

AUTHORIZED AGENT

Our authorized agent in the United States is the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, New York 10020-2102.

VALIDITY OF THE SECURITIES

Bélanger Sauvé, l.l.p., Montréal, Québec, will pass upon the validity of the Securities and all other matters of Canadian and Québec law and procedure on our behalf and that of Québec. The validity of the Securities and all other matters of Canadian and Québec law and procedure will be passed upon for the underwriters or agents, if any, by Ogilvy Renault LLP, Montréal, Québec. The validity of the Securities will be passed upon as to matters of New York law for the underwriters or agents, if any, by Sullivan & Cromwell LLP, New York, New York, who will rely as to all matters of Canadian and Québec law on the opinions of the aforementioned two firms.

Ogilvy Renault LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to us not connected with the offering of the Securities.

OFFICIAL STATEMENTS

The information set forth or incorporated by reference herein, except for the information appearing under "Plan of Distribution", was supplied by the Ministre des Finances du Québec, in its official capacity, duly authorized therefor.

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TABLE OF CONTENTS
Prospectus Supplement
Prospectus
NOTICE REGARDING OFFERS IN THE EEA
ABOUT THIS PROSPECTUS SUPPLEMENT
DOCUMENTS INCORPORATED BY REFERENCE
FORWARD-LOOKING STATEMENTS
SUMMARY
QUÉBEC
USE OF PROCEEDS
DESCRIPTION OF NOTES
TAX MATTERS
UNDERWRITING
VALIDITY OF THE NOTES
OFFICIAL STATEMENTS
GENERAL INFORMATION
Deutsche Bank Trust Company Americas 60 Wall Street, 27th Floor MS: NYC60-2710 New York, N.Y. 10005
Deutsche Bank AG, London Branch Winchester House 1 Great Winchester Street London EC2N 2DB United Kingdom
TABLE OF CONTENTS OF PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
QUÉBEC
USE OF PROCEEDS
DESCRIPTION OF THE SECURITIES
JURISDICTION
PLAN OF DISTRIBUTION
DEBT RECORD
AUTHORIZED AGENT
VALIDITY OF THE SECURITIES
OFFICIAL STATEMENTS